Exhibit-10.1
March 6, 2007
Mr. Lawrence A. Gyenes
16 Benedict Crescent
Basking Ridge, NJ 07920
     Re:      Employment with Zila, Inc.
Dear Larry:
     I am pleased to extend an employment offer to you on behalf Zila, Inc. (the “Company”) on the following terms:
     1. Title. Your title will be Chief Financial Officer (CFO).
     2. Start Date. Your target start date is March 12, 2007. (Your actual first day of employment with the Company, whether March 12, 2007 or some other date, is referred to herein as the “Start Date.”)
     3. Reporting Structure. You will report directly to me in my capacity as CEO of the Company.
     4. Responsibilities. Your responsibilities will be those consistent with the above-described position and/or as they may be assigned to you by the Company.
     5. Base Salary. Your initial base salary will be paid at the rate of three hundred thousand dollars ($300,000.00) per year, less applicable withholdings as may be required by law, in accordance with the Company’s regular payroll practices (currently bi-weekly).
     6. Auto allowance. You will receive an auto allowance as may approximately be commensurate with those provided other executive-level employees. Initially, this will be $800 per month, subject to Internal Revenue Service regulations and paid in accordance with the Company’s regular payroll practices.
     7. Special Bonus. No later than the first regular Company payroll date on or after sixty (60) says from the Start Date, you will receive a one-time special bonus in the amount of twenty-five thousand dollars ($25,000.00), less applicable withholdings as may be required by law. You must still be employed by the Company on such payroll date to receive this bonus. If you voluntarily terminate your employment with the Company within six (6) months of the Start Date, you will repay the Company 100% of this bonus.

Mr. Lawrence A. Gyenes
March 6, 2007

     8. Eligibility for Performance Bonuses. You will be eligible to participate in whatever incentive bonus plan(s) the Company maintains, or successor plans as may be applicable. Currently, the Company’s incentive bonus plan provides you with an opportunity to receive a cash performance bonus of up to fifty percent (50%) of your base salary, less applicable withholdings as may be required by law. You will be eligible to participate in such incentive bonus plan for fiscal year 2007 (ending July 31, 2007) on a pro rata basis based on time actually employed during this fiscal year.
     9. Stock Options. Subject to approval of the Company’s Board of Directors or its Compensation Committee, you will receive the following stock option grants to purchase the Company’s common stock under the Zila, Inc. 1997 Stock Option Award Plan, as amended and restated December 5, 2002 (the “Stock Option Plan”), or such amended or restated stock option plan as may then be in effect: A total of 200,000 options, effective on the Start Date and vesting in three equal installments on the first, second and third anniversaries of the Start Date (66,667 on the first and second anniversaries, respectively, and 66,666 on the third anniversary). You will also be eligible for additional stock option grants based on individual performance and/or as may be commensurate with grants to other executive-level employees. All stock option grants shall be governed in all respects by the Stock Option Plan or such amended or restated stock option plan as may then be in effect.
     10. Restricted Stock. Subject to approval of the Company’s Board of Directors or its Compensation Committee, you will be granted 50,000 shares of restricted stock. The restrictions on the shares will be removed in equal amounts on the first, second and third anniversaries of the Start Date, respectively.
     11. Insurance. You will receive insurance benefits as provided to other executive-level employees. Currently, these consist of medical, dental and vision coverage for you and your dependents, life insurance and short-term disability coverage for you, and directors and officers’ liability insurance.
     12. Paid Time Off. You will receive paid time off (“PTO”) in accordance with the Company’s regular PTO policy except your initial allotment of PTO will be 20 days rather than the 18 recited in the policy. Otherwise, all aspects of the Company’s regular PTO policy will apply to you. You will also receive paid holidays in accordance with the Company’s regular holiday policies.
     13. Other Benefits. You will receive other benefits as may be commensurate with those provided to other executive-level employees. Currently, these include participation in a 401(k) plan, an employee stock purchase plan, a flexible spending program/Section 125, and employee recognition programs.

Mr. Lawrence A. Gyenes
March 6, 2007

     14. Term. The term of this Agreement shall be for three (3) years from the Start Date. The term shall automatically be extended for successive one-year terms starting on the third anniversary of the Start Date, and continuing each anniversary thereafter, unless the Company gives you a minimum of 120 days advance written notice of nonextension before any such anniversary.
     15. Relocation Benefits. The Company will reimburse you for the following actual, documented expenses in connection with your relocation to Arizona: (i) Reasonable out-of-pocket expenses related to trips between New Jersey and Arizona for you and/or your fiancé to transition living arrangements, not to exceed a total of $10,000; (ii) costs associated with the move to Arizona of your possessions from your current principal residence and up to two vehicles at actual professional van line costs based on the lowest bid from three separate companies; (iii) reasonable out-of-pocket expenses related to transporting (by airplane or automobile) you and your fiancé for your move from New Jersey to Arizona; (iv) temporary housing in the Phoenix area for up to six months at a maximum of $3,000 per month; and (v) realtor fees and other traditional closing costs that are your responsibility on any sale of your current principal residence within one year of the Start Date, and on any purchase of a home in the Phoenix area within one year of the Start Date, the total of which closing costs may not exceed the sum of $50,000 (collectively, “Relocation Benefits”). Relocation Benefits will be paid in accordance with Internal Revenue Service regulations.
     15.1 Repayment of Relocation Benefits. If you voluntarily terminate your employment with the Company on or before 15 months from the Start Date, you will repay the Company 100% of all Relocation Benefits you actually received pursuant to this Agreement. If you voluntarily terminate your employment with the Company later than 15 months from the Start Date and on or before 18 months from the Start Date, you will repay the Company 75% of all such Relocation Benefits. If you voluntarily terminate your employment with the Company later than 18 months from the Start Date and on or before 21 months from the Start Date, you will repay the Company 50% of all such Relocation Benefits. If you voluntarily terminate your employment with the Company later than 21 months from the Start Date and on or before 24 months from the Start Date, you will repay the Company 25% of all such Relocation Benefits. If you voluntarily terminate your employment later than 24 months from the Start Date, you will have no repayment obligation. You agree that the Company may withhold from any compensation that may be due you upon termination of your employment any sum you may owe the Company pursuant to this provision, and that if you are not due sufficient funds to cover what you owe the Company, the Company may withhold all compensation due you and you will pay the balance owing the Company within thirty (30) calendar days of your last day of employment.
     16. At-Will Employment. Your employment with the Company is at will, meaning that it lawfully can be terminated at any time by either you or the Company, with or without cause or notice. Nothing contained in this Agreement changes the at-will nature of your employment.

Mr. Lawrence A. Gyenes
March 6, 2007

     17. Severance Benefits. If the Company terminates your employment, you shall be eligible to receive severance benefits (“Severance Benefits”) in accordance with the following:
          17.1 Change in Control. If your employment is terminated because of a change in control of the Company (“Change in Control”), you shall be entitled to receive severance pay in (i) an amount equivalent to eighteen (18) months of your annual base salary in effect on the date your employment is terminated; and (ii) an amount equivalent to the maximum cash bonus(es) (expressed as a percentage of your annual base salary in effect on the date your employment is terminated) for which you would have been eligible, during the eighteen (18) months following termination of your employment had your employment not terminated and had you stayed in the position you occupied as of termination of your employment, under any employee incentive bonus plan(s) in effect on the date your employment is terminated. For purposes of this Agreement, “Change in Control” shall be defined and governed by the definition of “change in control” contained in the Stock Option Plan, or such amended or restated stock option plan as may then be in effect or, in the absence of such plan, in the last such plan that was in effect. If the Company terminates your employment within eighteen (18) months of a Change in Control, a presumption shall arise that the termination was because of a Change in Control. This presumption, however, shall be rebutted if a preponderance of the evidence shows that the reason for your termination was something other than a Change in Control.
          17.2 Termination Without Cause. If the Company terminates your employment for any reason that is unrelated to (i) a Change in Control, (ii) your conduct or job performance, and (iii) your inability to perform your job (e.g., due to incapacity or death) (hereafter a termination “Without Cause”), you shall be entitled to receive severance pay in an amount equivalent to eighteen (18) months of your annual base salary in effect on the date your employment is terminated.
          17.3 Stock Options and Restricted Stock. If your employment is terminated because of a Change in Control or Without Cause, and upon expiration of any revocation period contained in the release required by subpart 17.4 below, (i) any stock options granted prior to termination of your employment shall be deemed immediately vested and exercisable according to their terms; and (ii) all restrictions applicable to any restricted stock awarded prior to termination shall be deemed immediately lifted. (Together, the severance pay set forth above and these stock benefits are the “Severance Benefits”).
          17.4 Release Required. Severance Benefits will be provided and/or take effect only if you provide the Company and its affiliated entities and persons with a written release, in a form acceptable to the Company, from legal liability. In no event will any Severance Benefits be provided or take effect until such release is executed and its revocation period (if any) under applicable law has expired unexercised. If you fail to execute the release within thirty (30) days

Mr. Lawrence A. Gyenes
March 6, 2007

of your receipt of same, your right to execute the release, and your corresponding right to Severance Benefits, will be extinguished.
          17.5 No Other Right to Severance Benefits. Severance Benefits will not be provided and/or take effect if you voluntarily resign from your employment, or your employment terminates for a reason other than a Change in Control or Without Cause, or you do not qualify for Severance Benefits pursuant to this Agreement for any other reason.
          17.6 Timing of Severance Pay. All sums payable to you pursuant to subparts 17.1 or 17.2 above shall be paid in a lump sum within six (6) months plus five (5) business days after termination of your employment (the “Payment Date”). However, if you are a “Specified Employee” of the Company for purposes of Internal Revenue Code Section 409A (“Code Section 409A”) at the time of any event that triggers a payment obligation on the part of the Company pursuant to subpart 17.1 or 17.2, then the required payment shall be made to you by the Company on the first day such payment may be made without incurring excise taxes under Code Section 409A (without regard to whether that shortens or lengthens the time period set forth in the first sentence of this subpart 17.6) (the “409A Payment Date”). Should this result in a delay of payments to you beyond the Payment Date, then the Company shall also pay you interest accrued from the Payment Date to the 409A Payment Date at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, or any successor provision and the treasury regulations and rulings issued thereunder.
          17.7 Termination of Your Right to Severance Benefits. Your right to receive Severance Benefits shall immediately terminate if (i) you breach any contractual obligation you owe the Company or violate any other promise or commitment you have made to the Company or duty you owe the Company; (ii) you commence employment or other engagement with any person or entity that competes with the Company or its affiliated companies; or (iii) you solicit, induce, or attempt to influence any employee of the Company or its affiliated companies to terminate his or her employment.
     18. Cooperation in Dispute Resolution. During your employment and thereafter (including following termination of your employment for any reason), you will make yourself reasonably available to consult with the Company or any of its affiliated companies with regard to any potential or actual dispute the Company or any of its affiliated companies may have with any third party concerning matters about which you have personal knowledge, and to testify about any such matter should such testimony be required, so long as doing so does not unreasonably interfere with your then-current professional activities.
     19. Applicable Law. You hereby consent to application of Arizona law to this Agreement without regard to choice-of-law or conflict-of-law rules. However, in recognition of

Mr. Lawrence A. Gyenes
March 6, 2007

the fact that the Severance Benefits set forth above are not items of ordinary compensation, and as an inducement for the Company to agree to those provisions, we have specifically agreed that Arizona Revised Statute § 23-355 (which provides for the possibility of treble damages for unpaid wages) shall not apply to Paragraph 17 of this Agreement (or its subparts), or to any payment(s) arguably due under Paragraph 17 of this Agreement (or its subparts), or to any dispute arising under Paragraph 17 of this Agreement (or its subparts). This does not affect your right to Severance Benefits, but means that if we have a dispute about whether Severance Benefits are owed, you cannot seek three times the amount of such Severance Benefits in a legal action.
     20. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.
     21. Other agreements. As a condition of your employment with the Company, you must also execute the enclosed Employee Confidentiality and Intellectual Property Agreement. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters.
     As with all our offers to prospective executive-level employees, this offer is contingent upon satisfactory completion of those portions of our standard due diligence (including background and reference checks) as may be applicable to your prospective employment.
     We believe you will be a valuable addition to the Company and we hope you will accept this offer. If you wish to do so, please sign where indicated below and return this Agreement. Please let us know if you have any questions.

Sincerely,

/s/ Douglas D. Burkett

Douglas D. Burkett, Ph.D.
CEO and President

Mr. Lawrence A. Gyenes
March 6, 2007

Statement of Acceptance:
     I have read the foregoing and agree to accept employment with the Company on the terms stated in this Agreement.

Dated: March 7, 2007	/s/ Lawrence A. Gyenes
Lawrence A. Gyenes